Exhibit 99.1

News Release
For Immediate Release

OccuLogix Sells SOLX Subsidiary

Toronto, ON —December 20, 2007— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) today announced that it has sold its SOLX, Inc. subsidiary to a company owned by that subsidiary’s President and Founder, Doug Adams.

Under the terms of the purchase agreement, the acquiror assumed all costs and liabilities of SOLX as of December 1, 2007, in addition to a $5 million payment obligation owed by OccuLogix to the former shareholders of SOLX, due on September 1, 2008.  In addition, the purchase agreement provides that OccuLogix will receive a royalty of 3% of revenues generated by world-wide sales of the SOLX 790 Laser and the SOLX Gold Shunt, until such time as SOLX becomes cash-flow positive from its operations, and a royalty of 5% thereafter.  Both the SOLX 790 Laser and the SOLX Gold Shunt have CE approval in Europe and are currently the subject of two randomized, multi-center studies in the United States.

As first announced on October 9, 2007, OccuLogix continues to explore the full range of strategic alternatives available to it to maximize shareholder value.  These alternatives may include, but are not limited to, the raising of capital through the sale of securities, one or more strategic alliances and the combination, sale or merger of all or part of the Company.  OccuLogix stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction.    The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Investor & Public Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com